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                                                                    EXHIBIT 99.1


[SANTARUS, INC.(R) LOGO]

COMPANY CONTACT:                         INVESTOR CONTACT:
Martha L. Hough                          Lippert/Heilshorn & Associates, Inc.
VP Finance & Investor Relations          Jody Cain (jcain@lhai.com)
(858) 314-5824                           Mariann Ohanesian (mohanesian@lhai.com)
Debra P. Crawford                        (310) 691-7100
Chief Financial Officer
(858) 314-5708

For Immediate Release



                         SANTARUS TO RAISE $31.2 MILLION
                  IN REGISTERED DIRECT OFFERING OF COMMON STOCK

SAN DIEGO (AUGUST 17, 2005) - Santarus, Inc. (NASDAQ: SNTS), a specialty pharmaceutical company focused on therapies for gastrointestinal diseases and disorders, today announced that it has obtained commitments to purchase shares of its common stock in a registered direct offering for gross proceeds of approximately $31.2 million. Under the terms of the transaction, Santarus will sell approximately 7,350,000 shares of its common stock at $4.25 per share to a group of institutional investors. The closing of the offering is expected to take place on August 22, 2005, subject to the satisfaction of customary closing conditions.

SG Cowen & Co., LLC acted as lead placement agent and RBC Capital Markets Corporation acted as co-placement agent for the transaction. The shares of common stock may only be offered by means of a prospectus. Copies of the final prospectus supplement and accompanying base prospectus can be obtained from SG Cowen & Co., LLC at 1221 Avenue of the Americas, 14th Floor, New York, NY 10020, fax +1-646-562-1269.

A shelf registration statement relating to these securities was declared effective by the Securities and Exchange Commission on June 16, 2005. This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

ABOUT SANTARUS

Santarus, Inc. is a specialty pharmaceutical company focused on acquiring, developing and commercializing proprietary products to enhance the quality of life for patients with gastrointestinal diseases and disorders.

Santarus cautions you that statements included in this press release that are not a description of historical facts are forward-looking statements. The inclusion of forward-looking statements should not be regarded as a representation by Santarus that any of its plans will be achieved. Actual results may differ materially from those set forth in this release due to the risks and uncertainties inherent in Santarus' business, including, without limitation: Santarus' ability to close the offering and, if it is able to close the offering, the level of its share price, which may decline; and other risks detailed in Santarus' prior press releases as well as in public periodic filings with the Securities and Exchange Commission.

You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. All forward-looking statements are qualified in their entirety by this cautionary statement and Santarus undertakes no obligation to revise or update this news release to reflect events or circumstances after the date hereof. This caution is made under the safe harbor provisions of Section 21E of the Private Securities Litigation Reform Act of 1995.

Santarus(R) is a trademark of Santarus, Inc.

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